UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.               )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

MYERS INDUSTRIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

1293 South Main Street — Akron, Ohio 44301

March 20, 2006
To Our Shareholders:
   You are cordially invited to attend the Annual Meeting of Shareholders to be held on Tuesday, April 25, 2006, at 9:00 A.M. at the Louis S. Myers Training Center, 1554 South Main Street, Akron, Ohio 44301.
   At the Annual Meeting you will be asked to elect nine directors, approve amendments to the 1999 Stock Plan, and ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm. Enclosed with this letter is a Notice of Annual Meeting together with a Proxy Statement which contains information with respect to the nominees for director and the other proposals.
   The proposals discussed in the Proxy Statement are very important to the shareholders and the Company, and we hope that you will be able to personally attend the Annual Meeting. Whether or not you expect to attend the Annual Meeting in person, I urge you to complete and return the enclosed proxy card as soon as possible.

Sincerely,

John C. Orr
President and Chief Executive Officer

1293 South Main Street — Akron, Ohio 44301

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held Tuesday, April 25, 2006

   The Annual Meeting of Shareholders of Myers Industries, Inc., an Ohio corporation (“Myers” or the “Company”), will be held at the Louis S. Myers Training Center, 1554 South Main Street, Akron, Ohio 44301, on Tuesday, April 25, 2006 at 9:00 A.M. (local time), for the following purposes:

1.	To elect nine Directors;

2.	To approve amendments to the Company’s 1999 Stock Plan;

3.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2006; and

4.	To consider such other business if properly brought before the meeting or any adjournments thereof.
   The Board of Directors has fixed the close of business on March 3, 2006 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. All shareholders are cordially invited to attend the meeting in person. To be sure that your shares are properly represented at the meeting, whether you intend to attend the meeting in person, please complete and return the enclosed proxy card as soon as possible.

By Order of the Board of Directors,

Kevin C. O’Neil
Vice President, General Counsel
and Secretary
Akron, Ohio
March 20, 2006
THE 2005 ANNUAL REPORT TO SHAREHOLDERS ACCOMPANIES THIS NOTICE

Matters Related to the Proxy Statement
   Meeting Time and Applicable Dates. This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Myers Industries, Inc., an Ohio corporation, of the accompanying proxy to be voted at the Annual Meeting of Shareholders (“Annual Meeting”) to be held on April 25, 2006, at 9:00 A.M. (local time), and at any adjournment thereof. The close of business on March 3, 2006, has been fixed as the record date for the determination of the shareholders entitled to notice of and to vote at the meeting.
   Outstanding Shares and Quorum. On the record date, Myers had outstanding approximately 34,904,258 shares of common stock, without par value (“Common Stock”), each of which is entitled to one vote. For information concerning “Principal Shareholders” of the Company, see the section headed “Security Ownership of Certain Beneficial Owners and Management,” below. The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum for the Annual Meeting. Shares of Common Stock represented by signed proxies will be counted toward the establishment of a quorum on all matters even though they are signed but otherwise unmarked, or marked “Abstain,” “Against” or “Withhold Authority.”
   Votes Required. For Proposal No. 1 the election of directors, if a quorum is present at the meeting, the nominees for election as directors who receive the greatest number of votes cast will be elected as directors. Abstentions and broker non-votes will not affect the outcome of the election of directors. For Proposal No. 2 to approve the adoption of the amendments to the 1999 Stock Plan, the affirmative vote of a majority of the shares of Common Stock present or represented by proxy and entitled to vote at the meeting is required. Abstentions and broker non-votes will be treated as votes cast against the proposal. Proposal No. 3 to ratify the appointment of the independent registered public accounting firm is a non-binding proposal, but its approval requires the affirmative vote of a majority of the shares of Common Stock. Abstentions and broker non-votes will have no effect. Even if the selection is ratified, the Audit Committee and the Board, in their discretion, may change the appointment at any time during the year if the Company determines that such a change would be in the best interests of the Company and its shareholders.
   Proxy Instructions. All shares of Common Stock represented by properly executed proxies which are returned and not revoked, will be voted in accordance with the instructions, if any, given therein. If no instructions are provided in a proxy, the shares of Common Stock represented by such proxy will be voted FOR the Board’s nominees for director, FOR the amendments to the 1999 Stock Plan, and FOR the ratification of the appointment of KPMG LLP, and in accordance with the proxy-holder’s best judgment as to any other matters, if any, which may be properly raised at the Annual Meeting.
   Proxy Revocation and Voting in Person. A shareholder who has given a proxy may revoke it at any time prior to its exercise by giving written notice of such revocation to the Secretary of the Company, executing and delivering to the Secretary of the Company a later dated proxy reflecting contrary instructions or appearing at the Annual Meeting and taking appropriate steps to vote in person.
   Inspectors of Election. The inspectors of election for the meeting appointed by the Board shall determine the number of votes cast by holders of Common Stock for all matters.
   Address of Company. The mailing address of the principal executive offices of the Company is 1293 South Main Street, Akron, Ohio 44301.
   Mailing Date. This Proxy Statement, together with the related proxy card and the Company’s 2005 Annual Report to Shareholders, is being mailed to the shareholders of the Company on or about March 20, 2006.
   Trademark. Myers Industries, Inc.® is a registered trademark of the Company.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS
   Set forth below for each nominee for election as a director is a brief statement, including the age, principal occupation and business experience for at least the past five years, and any directorships held with public companies.
   The members of the Corporate Governance and Nominating Committee have recommended, and the independent members of the Board of Directors have nominated, the persons listed below as nominees for the Board of Directors, all of whom presently are directors of the Company, with the exception of Vincent C. Byrd. If any nominee should become unavailable for any reason, it is intended that votes will be cast for a substitute nominee designated by the Board of Directors. There is no reason to believe that the nominees named will be unable to serve if elected. Proxies cannot be voted for a greater number of nominees than the number named in the Proxy Statement.
THE BOARD OF DIRECTORS RECOMMENDS THE ELECTION OF THESE NOMINEES

Name	Age	Principal Occupation for Past Five Years and Other Information

Keith A. Brown	54	President of Chimera Corporation, Westlake, Ohio, a management holding company; and Director of US Gypsum Corporation (NYSE), Chicago, Illinois, a manufacturer of gypsum paneling products. Served as Director since 1997.

Vincent C. Byrd	51	Senior Vice President, Consumer Market, The J. M. Smucker Company (“J. M. Smucker”) (NYSE), Orrville, Ohio; Director of J. M. Smucker; formerly Vice President and General Manager, Consumer Market, of J. M. Smucker; Director of Spangler Candy Company, Bryan, Ohio, a manufacturer of confectionery products.

Karl S. Hay	78	Retired; formerly Of Counsel, the law firm of Brouse McDowell, Akron, Ohio. Served as Director since 1969.

Richard P. Johnston	75	Chairman of the Board of Royal Associates, Inc., Jackson Hole, Wyoming, a holding company which owns Royal Precision Inc. (formerly Nasdaq), a manufacturer of golf club shafts; formerly served as Founder and Director of AGCO, Inc. (NYSE), Duluth, Georgia, a manufacturer and distributor of agricultural equipment. Served as Director since 1992.

Edward W. Kissel	64	President and Managing Partner of Kissel Group Ltd., Akron, Ohio, a holding company with interests in property, consulting and mold manufacturing; Managing Director of Kane & Co., Los Angeles, California, an investment banking firm; Director of Smithers Scientific Services, Inc., Akron, Ohio, a provider of testing services for materials; formerly President, Chief Operating Officer and Director of OM Group, Inc. (NYSE), Cleveland, Ohio, a specialty chemical company; formerly Director of Weda Bay Minerals, Inc. (Toronto Stock Exchange) Toronto, Canada, a mineral exploration company. Served as Director since 2000.

Stephen E. Myers	62	Formerly, Chairman and Chief Executive Officer of the Company; and Director, Reko International Group, Inc. (Toronto Stock Exchange), Oldcastle, Ontario, Canada, a manufacturer of tooling and machinery. Served as Director since 1972.

Name	Age	Principal Occupation for Past Five Years and Other Information

John C. Orr	55	President and Chief Executive Officer of the Company; formerly President and Chief Operating Officer of the Company; formerly General Manager of Buckhorn, Inc., a subsidiary of the Company; formerly Vice President of Manufacturing — North American Tire Division, The Goodyear Tire and Rubber Company. Served as Director since 2005.
Richard L. Osborne	68	Professor of Management Practice, formerly Executive Dean, Weatherhead School of Management, Case Western Reserve University, Cleveland, Ohio; Director of New Horizons Worldwide, Inc. (Nasdaq), Santa Ana, California, an operator and franchiser of computer training services; Director of Ohio Savings Financial Corporation, Cleveland, Ohio, a savings and loan holding company; and formerly Director of NCS Healthcare, Inc., Beachwood, Ohio, a provider of pharmacy services to long-term care institutions. Served as Director since 1978.
Jon H. Outcalt	69	Chairman, Federal Process Corp., Cleveland, Ohio, a manufacturer and distributor of industrial products; formerly Chairman of NCS Healthcare, Inc., Beachwood, Ohio, a provider of pharmacy services to long-term care institutions; Chairman and Chief Executive Officer of Aberdeen Group, Inc., Beachwood, Ohio, an investment holding and management company; Director of Ohio Savings Financial Corporation, Cleveland, Ohio, a savings and loan holding company. Served as Director since 1984.
   There are, and during the past five years there have been, no legal proceedings material to an evaluation of the ability of any director or executive officer of Myers to act in such capacity or concerning his integrity. There are no family relationships among any of the directors and executive officers.
   Director Independence. The Board has determined that each of the following directors are “independent” and that each of these nominees has no material relationship with the Company which would impact upon their independence: Keith A. Brown, Vincent C. Byrd, Karl S. Hay, Richard P. Johnston, Edward W. Kissel, Richard L. Osborne, and Jon H. Outcalt. The determination of whether a director is “independent” is based upon the Board’s review of the relationships between each director and the Company, if any, under the Company’s “Board of Directors Independence Criteria” policy adopted by the Board on April 20, 2004 and the corporate governance listing standards of the New York Stock Exchange. All members of the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee were determined to be independent as above, and in addition, the Board determined that the members of the Audit Committee are also independent as defined in the Securities and Exchange Commission (”SEC“) regulations.
   Committees of the Board. The Board of Directors of Myers has three standing committees, the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee, whose members were appointed in April 2005 following the Annual Meeting.
   Audit Committee. The Audit Committee is composed of three independent directors, Keith A. Brown, Chair and Presiding Director, Karl S. Hay, and Jon H. Outcalt. The functions of this Committee, which met 10 times in 2005, are to engage the independent registered public accounting firm, approve all audit and related engagements (audit and non-audit), review the results of the audit and interim reviews, evaluate the independence of the independent registered public accounting firm, review with the independent registered public accounting firm the financial results of the Company prior to their public release and filing of reports with the SEC, direct and supervise special investigations and to oversee the Company’s accounting, internal accounting controls and auditing matters reporting hotline (discussed below) and its corporate compliance program. The Committee also has oversight of the Company’s system of internal auditing functions and controls, as well as the Company’s internal control procedures.
   None of the Audit Committee members serves on more than one other audit committee of another public company.
   The Board of Directors has determined that a majority of the current Audit Committee members would qualify as an “audit committee financial expert,” and that each member of the Committee is “independent” under the independence standard adopted by the Board. The Board, however, has determined not to name any single member of the Audit Committee as a “financial expert” since the Board does not believe such a designation is necessary either for the Audit Committee or Board’s effective performance.
   Compensation Committee. The Compensation Committee establishes and administers the Company’s policies, programs and procedures for compensating its executive officers and Board of Directors. The Committee has the authority to retain outside consultants regarding executive compensation and other matters. The Compensation Committee, which met seven times in 2005, has as its members three independent directors, Jon H. Outcalt, Chairman and Presiding Director, Edward W. Kissel, and Richard L. Osborne.
   Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee (“Governance Committee”) is responsible for, among other things, evaluating new director candidates and incumbent directors, and recommending to the independent directors of the Board of Directors, nominees to serve on the Board of Directors as well as members of the Board’s committees. The Committee, which met four times in 2005, has as its members three independent directors, Edward W. Kissel, Chairman and Presiding Director, Richard P. Johnston, and Richard L. Osborne.
   Committee Charters and Policies. The Board of Directors has adopted written charters for the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee. Each Committee reviews and evaluates the adequacy of its charter at least annually and recommends any proposed changes to the Board of Directors for approval. Each of the written charters and policies of the Committees of the Board are available in the “Corporate Governance” page accessed from the “Investor Relations” page of the Company’s website at www.myersind.com. Copies are also available upon request to the Company’s Secretary at the Company’s address listed herein.
   Board Attendance. There were a total of seven regularly scheduled and special meetings of the Board of Directors in 2005. During 2005, all directors attended at least 75% of the aggregate total number of the meetings of the Board and Committees on which they served. In 2005, as well as for at least the seven Annual Shareholder Meetings which preceded it, all of the directors attended the Company’s Annual Shareholder Meeting. Although the Company does not have a formal policy requiring directors to attend the annual meeting of shareholders, directors are encouraged to attend.
   Interested Parties Communications with the Board of Directors. The Company’s Board of Directors provides the following methods for interested parties and shareholders to send communications to a director, a Committee, to the non-management directors, or to the Board:
   Written Communication. Interested parties may send such communications by mail or courier delivery addressed as follows: Board of Directors (or Committee Chair, Board Member or Non-Management Directors, as the case requires), c/o Kevin C. O’Neil, General Counsel, Myers Industries, Inc., 1293 South Main Street, Akron, Ohio 44301. The General Counsel will forward all such communications directed to the “Board of Directors” or to the “Non-Management Directors,” unopened, to the Chair of the Governance Committee. The Committee Chair in turn determines whether the communications should be forwarded to the appropriate members of the Board and, if so, forwards them accordingly. However, for communications addressed to a particular member of the Board or the Chair of a particular Board Committee, the General Counsel will forward those communications, unopened, directly to the person or Committee Chair in question.
   Toll Free Hotline. The Audit Committee established in 2003 a “hotline” for receiving, retaining and treating complaints from any interested party regarding accounting, internal accounting controls and auditing matters, and procedures for the anonymous submission of these concerns. The hotline is maintained by a company which is independent of the Company. Interested parties may also use this hotline to communicate with the Board. Any interested party may contact a director, a Committee the non-management directors, or the Board through the toll free hotline at (877) 285-4145. The hotline is available worldwide, 24 hours a day, seven days a week. Note that all reports made through the hotline are directed to the Chair of the Audit Committee, the Chief Financial Officer and to the General Counsel. The Company does not permit any retaliation of any kind against any person who, in good faith, submits a complaint or concern under these procedures.
   Shareholder Nominations of Director Candidates. The Governance Committee will consider individuals for nomination to stand for election as a director who are recommended to it in writing by any shareholder of the Company. A shareholder wishing to recommend an individual as a nominee must follow the procedure outlined below and then send the signed letter of recommendation, to the following address: Corporate Governance and Nominating Committee, c/o Mr. Kevin C. O’Neil, General Counsel, Myers Industries, Inc., 1293 South Main Street, Akron, Ohio 44301.
   Recommendation letters must certify that the person making the recommendation is a shareholder of the Company (including the number shares held as of the date of the recommendation), and further state the reasons for the recommendation, the full name and address of the proposed nominee as well as a biographical history setting forth past and present directorships, employments, occupations and civic activities for at least the past five years. Any such recommendation should be accompanied by a signed written statement from the proposed nominee consenting to be named as a candidate and, if nominated and elected, consenting to serve as a director. The letter must also include a signed written statement that the nominating shareholder and the candidate will make available to the Committee all information reasonably requested in furtherance of the Committee’s evaluation. The letter must be received before the close of business on or before November 15th of the year before the next annual meeting.
   For this meeting, there were no nominees recommended by a shareholder nor was a third party engaged to assist in the process of identifying or evaluating nominees for the Board of Directors.
Corporate Governance Policies
   Implementation. The Board of Directors has implemented the corporate governance initiatives required by the NYSE rules and the Sarbanes-Oxley Act of 2002. These include, among others, “Corporate Governance Guidelines,” a “Code of Business Conduct and Ethics” for the Company’s directors, officers and employees, as well as a “Code of Ethical Conduct for the Finance Officers and Finance Department Personnel.” These Corporate Governance policies and procedures are discussed in various places within this Proxy Statement.
   Availability of Policies. Each of the Company’s policies are available on the “Corporate Governance” page accessed from the “Investor Relations” page of the Company’s website at www.myersind.com. Copies of the policies are also available upon request of the Company’s Secretary.
   Executive Sessions of the Board. Effective in December 2002, the Board adopted a policy requiring the non-management directors, both as to the Board and in their respective Committees, to meet regularly in executive session without any management personnel or employee directors present. During 2005, the Board of Directors and each Committee met regularly in executive session as follows: Board of Directors, seven times; Audit Committee, 10 times; Compensation Committee, seven times; and the Governance Committee, four times.
   Presiding Directors. The non-management directors reported that in 2005 they selected Presiding Directors to preside during executive sessions. The Chair of the Governance Committee acts as the Presiding Director for the executive sessions of the Board, and the Chair of each Committee was selected as the Presiding Director for the executive sessions of the applicable Committee.
   Anonymous Reporting. The Audit Committee maintains procedures, including a worldwide telephone “hotline,” which allows employees and interested parties to report any financial or other concerns anonymously as further detailed under “Interested Parties Communications with the Board of Directors,” above.
   Annual Board and Committee Self-Assessments. In 2004, the Board of Directors, through the Governance Committee, instituted annual self-assessments of the Board of Directors, as well as the Audit Committee, the Compensation, and the Corporate Governance and Nominating Committee, to assist in determining whether the Board of Directors and its Committees are functioning effectively. In December 2005, the Board and each of its Committees completed the most recent self-evaluations as well as reviewed and discussed the results.
   NYSE and SEC Certifications. The Company submitted to the NYSE in 2005, an unqualified Section 12(a) certification by its Chief Executive Officer. Further, each applicable filing with the SEC contained the Section 302 and 906 Certifications of the Company’s Chief Executive Officer and Chief Financial Officer.
   Director Compensation. The annual retainer for non-employee directors is $25,000, except for the Audit Committee chair, who receives an annual retainer of $30,000. In addition, directors receive a meeting fee of $1,500 for each scheduled board, committee or board dinner meeting which they attend, except that committee chairs receive $2,000 for each meeting of their committee. Directors who are not appointed members of a committee, are paid a meeting fee if they attend the committee meeting at the request of the chair of the committee. Directors are reimbursed for their reasonable out of pocket expenses related to attending board and committee meetings.
   Directors who are employees of the Company do not receive either the retainer nor the meeting fees.
   Under the Company’s 1999 Stock Option Plan, each non-employee director who held such position on the day before the Annual Shareholder Meeting, is awarded annually on the day of the meeting, a non-qualified stock option to purchase 2,500 shares of the Company’s Common Stock. The option price per share is 100 percent of the fair market value (being the closing price on the NYSE on the day of grant) of a share of Common Stock.
   The Company’s Code of Regulations provide that the Company will indemnify, to the full extent then permitted by law, any director or former director of the Company who was or is a party or is threatened to be made a party to any matter, whether civil or criminal, by reason of the fact that the individual is or was a director of the Company, or serving at the request of the Company of another entity. The Company has entered into indemnity agreements with each of its directors contractually obligating the Company to provide such protection. The Company also currently has in effect director and officer insurance coverage.
Audit Committee Report
   The Audit Committee is responsible for assisting the Board of Directors in fulfilling its oversight responsibilities pertaining to the accounting, auditing and financial reporting processes of the Company. Management is responsible for establishing and maintaining the Company’s internal control over financial reporting and for preparing financial statements in accordance with accounting principles generally accepted in the United States of America. The Audit Committee is directly responsible for the appointment, oversight, compensation and retention of KPMG LLP, the independent registered public accounting firm for the Company. KPMG LLP is responsible for performing an independent audit of the Company’s annual financial statements and expressing an opinion on (i) the conformity, in all material respects, of the Company’s financial statements with accounting principles generally accepted in the United States of America, (ii) management’s assessment of the effectiveness of internal control over financial reporting, and (iii) the effectiveness of internal control over financial reporting.
   Each member of the Audit Committee is financially literate and independent as defined under the Company’s Independence Criteria policy. The Board of Directors has also determined that a majority of the current Audit Committee members would qualify as an “audit committee financial expert” as that term is defined in the SEC regulations. The Board, however, has determined not to name any single member of the Audit Committee as a “financial expert” since the Board does not believe such a designation is necessary either for the Audit Committee or Board’s effective performance.
   The Audit Committee’s responsibility is one of oversight. Members of the Audit Committee rely on the information provided and the representations made to them by: management, which has primary responsibility for establishing and maintaining appropriate internal control over financial reporting, and for the Company’s financial statements and reports; and by the independent registered public accounting firm, which is responsible for performing an audit in accordance with Standards of the Public Company Accounting Oversight Board — United States (“PCAOB”) and expressing an opinion on (i) the conformity, in all material respects, of the Company’s financial statements with accounting principles generally accepted in the United States of America, (ii) management’s assessment of the effectiveness of internal control over financial reporting, and (iii) the effectiveness of internal control over financial reporting.
   In this context, we have reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2005. We have discussed with KPMG LLP, the independent registered public accounting firm for the Company, the matters required to be discussed by PCAOB Interim Auditing Standard AU Section 380, Communication with Audit Committees.
   We have received and reviewed the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” as amended, and have discussed with them their independence. We have concluded that KPMG LLP’s provision of audit and non-audit services to the Company is compatible with their independence. Based on the reviews and discussions referred to above, and exercising our business judgment, we recommended to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the SEC. We have selected KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2006, and have approved submitting the selection of the independent registered public accounting firm for ratification by the shareholders.
   The foregoing report has been furnished by the current members of the Audit Committee, being:

Keith A. Brown, Chair and Presiding Director	Jon H. Outcalt	Karl S. Hay
Compensation Committee Report on Executive Compensation
   The Compensation Committee, which is composed of three independent directors, operates under a written charter adopted by the Committee and ratified by the Board of Directors. A copy of the charter is available on the Company’s website. The Committee is responsible, among other duties, for establishing and administering the policies which govern executive compensation.
   The executive compensation program for the Named Executive Officers is administered by the Compensation Committee. The Committee’s function is to review the performance of the Chief

Executive Officer (“CEO”) and the other Named Executive Officers in determining the amount and type of compensation to be paid and awarded, as well as approve compensation adjustments and to make awards of cash bonuses and stock based compensation, if deemed appropriate. The Compensation Committee primarily bases its decisions on qualitative factors, exercising its discretion and using its judgment after considering those factors it deems relevant.
   In May 2005, the Board appointed John C. Orr as the new CEO for the Company. Mr. Orr had previously held the position of Chief Operating Officer (“COO”). As part of the CEO succession planning process and the establishment of the compensation for the new CEO, the Committee reviewed Mr. Orr’s performance as COO, which included in part a review of the Company’s operations, results, cost containment and reductions, as well as his leadership skills. In addition, the Committee conducted an assessment of his abilities to meet the goals and objectives being set for him as CEO in areas such as strategic planning, financial results (annual and long-term), and succession planning, as well taking into consideration the increase in responsibilities and obligations in his new position as CEO. The Committee also reviewed publicly available compensation information for companies similar to the Company in one or more ways, such as those with like amount of sales, market value, products, or within the same industry or geographic area. The confidential opinions of the independent members of the Board of Directors were also considered. This process resulted in setting Mr. Orr’s base salary at $600,000.
   The Committee also has the authority to award Mr. Orr a cash bonus and stock based compensation, both of which are fully discretionary. In determining the CEO’s cash bonus for fiscal 2005, the Committee used the same factors discussed above, but placed more emphasis on the relative performance of the Company as a whole, and upon other qualitative measures of the Company’s performance in 2005. This process resulted in awarding the CEO a cash bonus of $290,000 for fiscal 2005, payable in March 2006. These same factors were used to award Mr. Orr a grant for stock options equal to 25,000 shares of Company stock at an exercise price of $11.15 per share, which was the fair market value of the stock on May 31, 2005.
   The Committee is establishing financial and performance objectives for 2006 and will use these to evaluate Mr. Orr in establishing future compensation.
   For the Named Executive Officers other than the CEO, in determining their base salary, while the Committee reviews each individual’s performance, the primary factor used by the Committee is the recommendation of the CEO. The Committee’s review of performance and determination of compensation is based upon the same factors as mentioned above for the CEO, but as applicable to the executive’s duties and responsibilities.
   The Committee also has the authority to award the other Named Executive Officers a cash bonus and stock based compensation, both of which are fully discretionary. The cash bonus awards for the other Named Executive Officers for fiscal 2005 were determined by the Committee in February 2006, with the exception of Mr. Stodnick which was determined in January 2006, and were paid in March 2006. These same factors were used to award the other Named Executive Officers a grant for stock options at an exercise price of $11.15 per share, which was the fair market value of the stock on May 31, 2005.
   The Company does not have a formal written plan regarding the award of cash bonuses. All awards of cash bonuses for fiscal 2005 were fully discretionary. The Committee is establishing financial and performance objectives for 2006 and will use these as part of its evaluation of the other Named Executive Officers in establishing future compensation.
   The Committee has reviewed the qualifying compensation regulations under Internal Revenue Code (“IRC”) Section 162(m) as issued by the Internal Revenue Service which provide that no federal income tax deduction is allowed for applicable employee remuneration paid by a publicly held corporation to a covered employee to the extent that the remuneration paid to the employee exceeds $1.0 million for the applicable taxable year, unless certain conditions are met. Currently, remuneration in 2005 for the Named Executive Officers did not exceed the $1.0 million base for any covered U.S. employee. The Committee reviews this matter annually.
   It is the Committee’s view that the relationship between compensation of the Named Executive Officers and the Company’s performance is appropriate and serves the shareholders’ interests.
   The foregoing report has been furnished by the current members of the Compensation Committee, being:

Jon H. Outcalt, Chairman and Presiding Director	Edward W. Kissel	Richard L. Osborne
PROPOSAL NO. 2 — APPROVAL OF AMENDMENTS TO THE 1999 STOCK PLAN
   The Board of Directors has adopted, subject to shareholder approval, an amendment to the Myers Industries, Inc. 1999 Stock Plan (the “1999 Stock Plan”). The Board of Directors believes that approval of the amendment to the 1999 Stock Plan will advance the interests of the Company and its shareholders by providing eligible non-employee directors and Company employees with stock based compensation.
The Board of Directors Recommends That the Shareholders
Approve the Amendments to the 1999 Stock Plan
   Summary of the 1999 Stock Plan Amendments. The following summary description of the amendment to the 1999 Stock Plan is qualified in its entirety by reference to the full text of the 1999 Stock Plan. Copies of the 1999 Stock Plan may be obtained by a shareholder upon written request to the Secretary of the Company.
   Overview. The 1999 Stock Plan was originally approved by the shareholders in April 1999. It contains provisions for the grant of stock options to directors (“Directors Plan”) and to employees (“Employee Plan”). The proposed amendments, which have been approved by the Board subject to shareholder approval, are believed to be both necessary and reasonable and reflect changes which many companies have already or are proposing to make. The changes are necessary due to the recent changes to the accounting rules which have impacted the favorable treatment of stock options. The 1999 Plan currently only allows grants of stock options. The proposed amendments would add the ability of the Board to grant other types of stock based awards, such as stock appreciation rights, performance awards, restricted stock or restricted stock equivalents, or other forms of equity-based awards consistent with the purposes of the Plan.
   Director Plan Amendments. The Director Plan currently provides that up to a total of 30,650 shares of Common Stock may be issued as stock options to directors. The proposed amendment would, starting in April 2007, provide each non-employee director who was serving as such on the day before the annual meeting, an award of restricted stock for 1,000 shares of Common Stock. The restricted shares would vest equally over four years, and would not have voting or dividend rights until vested. Vesting for any restricted stock award would accelerate at the end of a director’s term whether due to resignation, death, disability, retirement or determination not to stand for re-nomination.
   This is a change in the type of grant previously approved by the shareholders. Currently non-employee directors are awarded a grant of stock options on the day after the Annual Meeting of Shareholders, to acquire 2,500 shares of Common Stock at the fair market value on the date of grant, which options vest after one year.
   The Director Plan would also be amended so the total number of shares available would be increased by 5,350 shares from the current 30,650, to 36,000. This would provide for sufficient shares for proposed grants through April 2009. These shares would be taken from the Employee portion of the Plan so there would be no increase of the total number of shares authorized under the Plan.

   The Director Plan is a self-executing program in that the annual grant is made automatically. It is administered by the Chief Financial Officer of the Company.
   Employee Plan Amendments. The Employee Plan, as approved by the shareholders in 1999, provides that up to a total of 1,084,323 shares of Common Stock may be granted as stock options to employees. This is only about 3.1% of the Company’s outstanding shares of Common Stock. Options must be awarded at an exercise price equal to the fair market value of the Company Stock on the date of grant. Eligible employees under the Employee Plan are salaried employees, including executive officers of the Company. The Compensation Committee, in its discretion, selects those eligible employees who receive awards. The Company is not obligated to make awards under the Employee Plan at any time.
   The current Employee Plan only provides for the grant of stock options and re-load stock options. The amendments would also allow for the following types of grants:

•	stock appreciation rights;

•	performance awards either as performance shares (with each performance share representing one share of Common Stock) or performance units (representing a dollar amount established by the Compensation Committee at the time of the award);

•	restricted stock or restricted stock equivalents; and

•	other forms of equity-based awards consistent with the purposes of the Plan.
   The amendments would remove the right to grant re-load stock options.
   The amendments would also include the following restrictions on grants:

•	For restricted stock or restricted stock equivalents granted to employees, the restriction periods must be at least three years for time-based restrictions, and at least one year for performance-based restrictions.

•	No annual grant under the Plan can exceed 2.0% of shares of Common Stock in any fiscal year pursuant to stock options, performance awards, restricted stock awards and restricted stock equivalent awards. Over the past four years, the average grant under the 1999 Plan was less than .5% per year.

•	No employee, including executive officers, may receive more than 1.5% of shares of Common Stock in any fiscal year pursuant to stock options, performance awards, restricted stock awards and restricted stock equivalent awards. The largest grant under the 1999 Plan to date was less than .01%.
   During the fiscal year ended December 31, 2005, options were granted under the Employee Plan covering 309,310 shares to 246 employees, including the Named Executive Officers. During the fiscal year ended December 31, 2004, however, no stock options were granted. It is not currently possible to identify the persons to whom grant of awards will be made in the future, nor is it possible to state the form or value of any future awards. The closing price of the Common Stock on the NYSE on March 8, 2006 was $15.73.
   The Employee Plan would also be amended so the total number of shares available would be decreased by 5,350 shares, upon the transfer of these shares to the Director Plan.
   Assuming the Employee Plan amendments are approved by the shareholders, the following types of grants would then be available to the Compensation Committee of the Board. The Employee Plan is fully discretionary in that any awards can only be made by the Compensation Committee, which administers the Plan.

•	Stock Options. May be either incentive or non-qualified stock options at 100% of the fair market value on the date of the award. The date when stock options first become exercisable must be at least six months after the date of grant. Options may have a term of up to ten years. The full purchase price of any stock option must be paid upon exercise either in (i) immediately available funds, (ii) shares of Common Stock having an aggregate fair market value equal to the full purchase price, (iii) a combination of (i) and (ii), or (iv) by use of a cashless exercise procedure. Subject to the term of the grant agreement, options which are vested may be exercisable for a limited time following termination of employment due to death, disability, retirement, voluntary resignation, termination without cause, or with the consent of the Committee. Upon any other kind of termination, unless there is a written agreement to the contrary, they immediately expire.

•	Stock Appreciation Rights. May entitle the grantee to receive, upon exercise of the right, an amount equal to the excess of (a) the fair market value of a specified number of shares of Common Stock, minus (b) the exercise price of the right. The exercise price may not be less than the fair market value of Common Stock on the date the right is granted. The date when stock appreciation rights (“SAR’s”) first become exercisable must be at least six months after the date of grant. SAR’s may have a term of up to ten years. The amount due to the grantee may be paid in Common Stock, in cash, or in a combination of cash and Stock. Subject to the terms of the grant agreement, vested SAR’s may remain exercisable for a limited time following termination of employment due to death, disability, retirement, voluntary resignation, termination without cause, or with the consent of the Committee. Upon any other kind of termination, unless there is a written agreement to the contrary, they immediately expire.

•	Performance Awards. May be granted either as performance shares (with each performance share representing one share of Common Stock) or performance units (representing a dollar amount established by the Compensation Committee at the time of the award). Performance awards are earned over a performance period of at least one year. The Compensation Committee would establish minimum, target, and maximum performance goals when it makes performance awards. The Compensation Committee would determine the portion of the performance award earned by the participant based on the degree to which the performance goals are achieved over the relevant performance period. A participant would not earn any portion of a performance award unless the minimum performance goals are met, if set. When earned, performance awards are paid in cash, in Common Stock or in a combination of cash and Stock, and in a lump sum or in installments. The Compensation Committee determines the form and manner of payment. The Plan also authorizes the Committee, subject to the restrictions of Section 162(m) of the IRC, to reduce grants or adjust performance goals if the Company acquires or disposes of assets or securities.

•	Restricted Stock or Restricted Stock Equivalents. Restricted stock awards may have voting and dividend rights, but are restricted from vesting due to performance criteria, time or a combination of performance or time. Restriction periods must be at least three years for time-based restrictions and at least one year for performance-based restrictions. An executive officer granted restricted stock may be required to retain all or a portion of the shares after vesting for a minimum time period. Each restricted stock equivalent represents the right to receive an amount determined by the Committee at the time of the award. The value of a restricted stock equivalent may be equal to the full monetary value of one share of our common stock. Holders of restricted stock equivalents do not have rights as a shareholder prior to vesting and payment in shares. Any award of restricted stock or stock equivalents to an executive officer intended to qualify as performance-based compensation must include a stock price goal during the restriction period. Subject to the terms of the grant agreement, restricted stock awards may continue to vest following termination of employment due to death, disability, retirement, voluntary resignation, termination without cause, or with the consent of the Committee. Upon any other kind of termination, unless there is a written agreement to the contrary, they immediately expire.

•	Other Stock-Based Awards. To provide for flexibility, the Committee is authorized to grant other types of awards under the Plan that are denominated or payable in, valued by reference to, or otherwise based on or related to shares of Common Stock. Such awards might include convertible or exchangeable debt securities, other rights convertible or exchangeable into shares of Common Stock, purchase rights for shares of Common Stock, awards with value and payment contingent upon the Company’s performance or any other factors designated by the Committee.
Provisions Applicable to the Director and Employee Plans.
   Participants who leave the Company may lose their unexercised stock options and stock appreciation rights, their unearned performance awards and their restricted stock and stock equivalent awards, if they fail to honor consulting or non-competition obligations to the Company or fail to satisfy other terms specified in the award.
   In the event the outstanding shares of the Company’s Common Stock are increased or decreased as a result of stock dividends, stock splits, recapitalizations, reorganizations or other changes in corporate structure effected without the receipt of consideration, or in the event the Company’s Common Stock is converted into other shares or securities of the Company or any other corporation in connection with a corporate transaction, then appropriate adjustments will be made to the class and/or number of shares available for subsequent issuance under the 1999 Stock Plan.
   In the event of a “Change in Control,” all grants outstanding under the 1999 Stock Plan immediately vest in full, except (and to the extent) there are limitations at the time the grants are made expressly stating otherwise. The acceleration of the vesting could have the effect of discouraging a Change in Control of the Company, and in the Board or management, even though such Change in Control could be favored by a majority of shareholders.
   For purposes of valuation under the 1999 Stock Plan, the fair market value of a share of Common Stock, on any relevant date, is the reported closing price per share on the NYSE.
   No material modification to the 1999 Stock Plan may be made without shareholder approval, such as an increase in the total number of shares issuable under the 1999 Stock Plan. The Board of Directors may at any time amend, suspend or terminate the 1999 Stock Plan, in whole or part, provided such action does not materially alter the Plan or adversely affect the rights of participants with respect to outstanding options or shares.
   Unless sooner terminated by Board action, the 1999 Stock Plan will terminate upon the earlier of (i) ten years after adoption, or (ii) the first date when all the shares of the Company’s Common Stock available for issuance thereunder have been issued. Outstanding awards at the time of Plan termination remain in effect pursuant to the terms of the Plan and grant agreement.
   Certain Federal Income Tax Consequences. The following discussion summarizes certain federal income tax consequences of the issuance and exercise of stock options and stock appreciation rights awarded under the 1999 Stock Plan. The summary does not address all federal tax consequences, nor does it cover state or local tax consequences.

•	ISOs are intended to qualify as “incentive stock options” under Section 422 of the IRC. Under current federal income tax law:

•	Employees do not recognize income when granted incentive stock options.

•	An optionee does not recognize income when an ISO is exercised, although the difference between the option price and the fair market value of the shares acquired upon exercise is a “tax preference item” which, under certain circumstances, may give rise to alternative minimum tax liability on the part of the optionee.

•	If the optionee holds shares purchased pursuant to the exercise of an ISO for cash for at least two years from the option grant date and at least one year after the transfer of the shares to the optionee, then:

•	The optionee will recognize gain or loss only upon ultimate disposition of the shares. Any gain or loss generally will be treated as long-term capital gain or loss.

•	The Company will not be entitled to a federal income tax deduction in connection with the grant or the exercise of the option.

•	If the optionee disposes of the shares purchased pursuant to the exercise of an ISO before the expiration of the required holding period, then:

•	The optionee will recognize ordinary income in the year of the disposition in an amount equal to the difference between the option price and the lesser of the fair market value of the shares on the exercise date or the selling price. The balance of any gain the optionee realizes on the disposition will be taxed as capital gain.

•	The Company will be entitled to a deduction in the year of the disposition equal to the amount of ordinary income recognized by the optionee.

•	“Non-qualified” stock options are stock options that do not qualify as ISOs. Under current federal income tax law:

•	Employees do not recognize income when granted non-qualified stock options.

•	Upon exercise of a non-qualified option, the optionee recognizes ordinary income in the amount by which the fair market value of the shares purchased exceeds the exercise price of the option. The Company generally is entitled to a deduction in an equal amount.

•	The optionee’s tax basis in shares purchased upon exercise of a non-qualified option is the value of the shares on the exercise date. Any gain or loss that the optionee realizes upon disposition of the shares will generally be treated as capital gain or loss. The gain or loss will be long-term if the shares have been held longer than one year.

•	Stock Appreciation Rights. Under existing U.S. federal income tax law:

•	Employees do not recognize income when granted stock appreciation rights.

•	When a stock appreciation right is exercised, the grantee must treat the cash and the fair market value of any stock received upon exercise as ordinary income. The Company generally is entitled to a deduction in an equal amount.
   Other Tax Matters. Certain additional rules apply if an optionee pays the exercise price of an option with shares he already owns. An optionee may be permitted to have the Company withhold all or a portion of the shares that the optionee acquires upon the exercise of an option to satisfy estimated or actual federal, state or local income taxes. The Company may also permit the optionee to deliver other previously acquired shares (other than restricted stock) for the purpose of tax withholding.
   Plan Benefits. Because awards under the Plan are determined by the Compensation Committee in its sole discretion, the benefits or amounts that may be received or allocated in the future under the Employee Plan cannot be determined. The table below shows stock options granted in 2005 to the individuals and groups indicated. These awards are not necessarily indicative of awards that may be made in the future.

Stock
Name and Position/Group	Options(1)

John C. Orr, President and Chief Executive Officer	25,000
Gregory J. Stodnick, Vice President — Finance and Chief Financial Officer	17,000
Kevin C. O’Neil, Vice President, General Counsel and Secretary	13,000
Stephen E. Myers, Former Chairman and Chief Executive Officer	2,500
Named Executive Officers (3 persons)	55,000
Non-Employee Director Group (6 persons)	17,500
Employee Group (243 persons Excluding Named Executive Officers)	251,000
   Under the current Director Plan, in April 2006 the non-employee directors will each receive an option grant to purchase a total of 2,500 shares of Common Stock which vests in one year. Assuming the Director Plan amendment is approved by the shareholders, starting in April 2007 and annually thereafter, the non-employee directors will each receive a grant of 1,000 shares of restricted stock which vests equally over four years.

	Stock	Restricted
Group	Options(1)	Stock

Non-Employee Director Group
April 2006 (7 persons)	17,500	–0–
April 2007 (7 persons)	–0–	7,000

(1)	Market-priced options that vest over one year and have a ten-year term.

EXECUTIVE COMPENSATION AND RELATED INFORMATION
   Summary of Cash and Certain Other Compensation. The following table contains certain information regarding aggregate compensation earned, paid or payable during 2005, 2004 and 2003, for services rendered to the Company and its subsidiaries during these fiscal years, to: (a) the chief executive officer; and (b) the two most highly compensated executive officers who were serving as executive officers at the end of 2005; and (c) one former executive officer, who would have been among the executive officers described in (b) had he still been serving as an executive officer of the Company at the end of 2005 (collectively, the “Named Executive Officers”).
Summary Compensation

					Long-Term
	Annual Compensation				Compensation(1)

					Securities
Name and				Other	Underlying	All
Principal Position	Year	Salary	Bonus(2)	Annual	Options/SARs	Other
				Compensation(3)	Other(4)	Compensation(5)

John C. Orr	2005	$550,000	$290,000	$–0–	$25,000	$276,650
President and Chief	2004	350,000	100,000	–0–	–0–	17,092
Executive Officer	2003	350,000	45,000	–0–	3,000	13,088

Gregory J. Stodnick	2005	320,000	160,000	–0–	17,000	3,732
Vice President-	2004	250,000	145,000	–0–	–0–	4,020
Finance	2003	247,917	100,000	–0–	5,000	4,398

Kevin C. O’Neil	2005	236,385	70,000	–0–	13,000	138,151
Vice President,	2004	170,000	90,000	–0–	–0–	3,608
General Counsel	2003	170,000	60,000	–0–	5,000	4,037
and Secretary

Stephen E. Myers	2005	486,667	–0–	–0–	2,500	3,417
Former Chairman	2004	350,000	100,000	–0–	–0–	3,705
and Chief Executive	2003	345,833	65,000	–0–	10,000	4,083
Officer

(1)	No long-term incentive plan pay-outs were made in 2004.

(2)	The total amount of cash bonus awarded and accrued for the prior year, but which is determined and awarded after the close of the last fiscal year (i.e., the bonus for 2005, determined and awarded in 2006). Prior to 2006, the bonus amount was generally paid 50% at the time of award, with the balance paid at 25% on each of the following two years. With the exception of retirement, any remaining amount of bonus payable may be forfeited if the executive officer is not employed by the Company prior to the full distribution of the bonus award.

(3)	The Company provides its executive officers with personal benefits as part of providing a competitive compensation program. These may include such benefits as a company automobile, insurance costs reimbursement, an annual physical, club membership, tax reimbursement, and reimbursement for basic financial planning. These benefits are valued based upon the incremental cost to the Company. The incremental cost to the Company of such benefits did not exceed $50,000 for any named executive officer for any of the three years.

(4)	The Company’s stock option plans generally provide for granting of incentive stock options (“ISOs”) and non-qualified stock options (“NQSOs”) (collectively “Stock Options”). The option price per share of ISOs must be equal to the fair market value of a share of Common Stock on the date granted; the option price of NQSOs may be set by the Compensation Committee. The exercise period of ISOs may not be more than ten years from grant, while the period of NQSOs may be set by the Committee. No Stock Option may be exercised until six months after the date of grant. The purchase price of any Stock Option must be paid upon exercise in (i) immediately available funds, (ii) shares of Common Stock, (iii) a combination of (i) and (ii), or (iv) by use of a cashless exercise procedure.

(5)	“All Other Compensation” for 2005 includes the following: (i) contributions to the Company’s Profit Sharing Plan on behalf of each of the Named Executive Officers, as follows: Mr. Orr, $3,090; Mr. Stodnick, $3,090; Mr. O’Neil, $3,090; and Mr. Myers, $3,090; (ii) amounts paid by Myers for excess group life insurance, and other life insurance, as follows: Mr. Orr, $957; Mr. Stodnick, $642; Mr. O’Neil, $327; and Mr. Myers, $327; (iii) amounts paid or accrued by Myers for director fees, as follows: Mr. Orr, $–0–, and Mr. Myers, $–0–; (iv) amounts paid to Mr. Orr as reimbursement for long term disability premiums, $9,335; and (v) amounts accrued in 2005 under the Supplemental Executive Retirement Plan for “Years of Service” credit awarded to Mr. Orr ($263,268) and to Mr. O’Neil ($134,734).
   Supplemental Executive Retirement Plan. The Company has adopted a Supplemental Executive Retirement Plan (the “SERP”) which provides certain pension benefits to a select group of management employees. In the case of an executive officer of Myers, the SERP provides an annual supplemental pension benefit equal to the lesser of (i) $50,000 or (ii) $1,667 multiplied by the participant’s “Years of Service” under the SERP. The annual supplemental pension benefit is payable for ten years commencing at retirement or age 65. Credit for Years of Service under the SERP may also be awarded to a participant at the discretion of the Compensation Committee of the Board. In 2005, as part of his employment agreement, Mr. Orr was provided with an annual SERP benefit equal to $75,000, payable for ten years commencing at retirement or age 65, as well as “Years of Service” credit. In 2005, as part of his employment agreement, Mr. O’Neil was awarded “Years of Service” credit under the SERP so that he would be fully vested at retirement at age 65. A SERP participant with ten Years of Service under the SERP may receive a reduced annual supplemental pension benefit commencing at any time after attainment of age 55. Payments to participants are subject to restrictions under IRC Section 409A.
Employment Agreements Including Change In Control.
   John C. Orr, President and Chief Executive Officer, was appointed to his current position on May 1, 2005. On July 22, 2005, the Compensation Committee approved an amended and restated employment agreement with Mr. Orr, which agreement was effective as of May 1, 2005 and has a three year term. The agreement provides a base salary of $600,000 and certain benefits, with any bonus being fully discretionary. It also provides that if Mr. Orr is terminated other than for cause or if he terminates for good reason, or if there is a change in control, then he is basically entitled to three years of compensation and benefits. Further, for change in control situations, he can elect to extend his agreement for three years, and is provided with IRC Section 280G protection in the form of an excise tax gross-up payment. Mr. Orr is also subject to a three year non-compete agreement.
   Gregory J. Stodnick, Vice President-Finance and Chief Financial Officer, announced on January 24, 2006 his decision to retire from these positions effective April 25, 2006. He entered into a resignation and retirement agreement on January 24, 2006 which provides that effective April 25, 2006 that he will be a non-executive employee until his retirement on June 27, 2007. Until his retirement he is required to provide the Company with consulting services. The agreement provides that through December 2006 he will be paid an annual base salary of $320,000, with a bonus payment of $145,000 to be paid in March 2006, for fiscal 2005. From January 1, 2007 until June 27, 2007 he will receive an annual base salary of $20,000. On June 27, 2007, he will be paid $145,000 as compensation for a two year non-compete and a release of claims.
   Kevin C. O’Neil, Vice President, General Counsel and Secretary, has an employment agreement dated August 22, 2005 which provides a base salary of $265,000 and certain benefits, with any bonus being fully discretionary. It also provides that if Mr. O’Neil is terminated other than for cause or if he terminates for good reason, he is entitled to one year of compensation and benefits. If there is a change in control, then he is basically entitled to 18 months of compensation and benefits. Further, for change in control situations, he can elect to extend his agreement for 18 months, and is provided with IRC Section 280G protection in the form of an excise tax gross-up payment, if applicable.
   Stephen E. Myers is the former Chairman and Chief Executive Officer of the Company, positions which he resigned effective May 1, 2005. Mr. Myers entered into a retirement and separation agreement effective May 1, 2005 with a term through May 1, 2009. During the term of his agreement, he is considered a non-executive employee with total compensation of $500,000 per year, allocated as follows: (i) compensation for his service as an employee at $60,000; (ii) compensation for non-compete provisions at $220,000; and (iii) compensation for releases of claims and other covenants at $220,000. He is to be granted annually the same stock based compensation received by a non-employee director of the Company, which is currently a non-qualified option to acquire 2,500 shares of the Company’s Stock at the fair market value on the date of grant. The agreement provides that the Corporate Governance & Nominating Committee agrees to annually consider Mr. Myers for nomination to the Board of Directors, and if nominated and elected by the shareholders to the

Board, the Board agrees to appoint him as the Chairman of the Board of Directors. On May 1, 2009, Mr. Myers will retire from the Company. The agreement provides that at such time until he reaches age 75, the Company will reimburse him for any private supplemental health care coverage that he obtains, up to a maximum amount of the then-current cost of COBRA coverage under the Company’s health care plan.
   Donald A. Merril, Vice President-Business Development, was employed by Company effective January 24, 2006, and as such is not included in the Summary Compensation table above. On January 24, 2006, the Compensation Committee approved an employment agreement with Mr. Merril. The agreement indicates that Mr. Merril will be named the Company’s Chief Financial Officer on or before April 25, 2006. It provides him with a base salary of $300,000 and certain benefits, with a bonus of $150,000 for fiscal 2006 payable in 2007, with any future bonus being fully discretionary. It also provides that if Mr. Merril is terminated other than for cause or if he terminates for good reason, he is entitled to one year of compensation and benefits. If there is a change in control, then he is basically entitled to 18 months of compensation and benefits. Further, for change in control situations, he can elect to extend his agreement for 18 months, and is provided with IRC Section 280G protection in the form of an excise tax gross-up payment, if applicable. Mr. Merril is subject to a three year non-compete agreement, except if a Change in Control, and then for 18 months.
   For purposes of Messrs. Orr, O’Neil and Merril’s agreements, a Change in Control is defined generally as acquisition by any person of 20% of the voting power of outstanding securities, a change in the majority of directors during a one year period, a merger or consolidation of the Company where the Company is not the surviving entity, the complete liquidation of the Company, the sale or disposition of the Company’s manufacturing business, or the sale or disposition of more than 50% of the Company’s assets.
   The Company’s Code of Regulations provide that the Company will indemnify, to the full extent then permitted by law, any officer or former officer of the Company who was or is a party or is threatened to be made a party to any matter, whether civil or criminal, by reason of the fact that the individual is or was an officer of the Company, or serving at the request of the Company of another entity. The Company has entered into indemnity agreements with its executive officers contractually obligating the Company to provide such protection. The Company also currently has in effect officer and directors insurance coverage.
   Stock Option Grants. The following table contains information concerning the grant of stock options under the Stock Plan to the Named Executive Officers. The amounts shown below as “Potential Realizable Values” are based on arbitrarily assumed annualized rates of appreciation required by the SEC rules. The actual value and gains, if any, on an option exercise are dependent upon the future performance of the Company’s Common Stock and overall market conditions. There can be no assurance that the Potential Realizable Values shown in this table will be achieved.
Option/ SAR Grants in Last Fiscal Year

	Individual Grants				Potential Realizable
					Value at Assumed
	Number of	Percentage of			Annual Rates of Stock
	Securities	Total Options/SARs			Price Appreciation For
	Underlying	Granted to			Option Term
	Options/SARs	Employees in	Exercise or	Expiration
Name	Granted(1)	Fiscal Year	Base Price	Date	5%	10%

John C. Orr	25,000	7.7%	$11.15	5/31/2015	$175,304	$444,256
Gregory J. Stodnick	17,000	5.2	11.15	5/31/2015	119,207	302,094
Kevin C. O’Neil	13,000	4.0	11.15	5/31/2015	91,158	231,013
Stephen E. Myers	2,500	.8	12.86	6/23/2015	20,219	51,239

(1)	The 1999 Stock Plan generally provides for granting of incentive stock options (“ISOs”) and non-qualified stock options (“NQSOs”) (collectively “Stock Options”). The option price per share of ISOs must be equal to the fair market value of a share of Common Stock on the date granted; the option price of NQSOs may be set by the Compensation Committee (“Committee”). The exercise period of ISOs may not be more than ten years from grant, while the period of NQSOs may be set by the Committee. No Stock Option may be exercised until six months after the date of grant. The purchase price of any Stock Option must be paid upon exercise in (i) immediately available funds, (ii) shares of Common Stock, (iii) a combination of (i) and (ii), or (iv) by use of a cashless exercise procedure. In the event a participant’s employment is terminated due to death, disability or retirement, ISOs awarded remain exercisable for the maximum period allowable under the IRC, and NQSOs remain exercisable for the remainder of the option term or five years, whichever is less. If a participant’s employment is terminated for any reason, all Stock Options granted will be canceled immediately; provided, however, that if the Company terminates a participant for reasons other than misconduct or misfeasance, the participant has 90 days to exercise any Stock Options; and provided further, that if termination is attributable to a “change in control,” any Stock Options previously granted will continue for their term.

   Option Exercises and Holdings. The following table contains information concerning the exercise of stock options under the Company’s stock option plans, and information on unexercised stock options held as of the end of the fiscal year, by the Named Executive Officers:
Aggregated Option/ SAR Exercises in Last Fiscal Year
And Fiscal Year-end Option/ SAR Values

Number of
Securities
			Underlying	Value of
			Unexercised	Unexercised
			Options/SARs at	In-the-Money
			Fiscal Year-End	Options at Year-End
Shares
	Acquired	Value	Exercisable/	Exercisable/
Name	on Exercise	Realized	Unexercisable	Unexercisable(1)

John C. Orr	–0–	$–0–	6,980/21,320	$30,178/$77,286
Gregory J. Stodnick	–0–	–0–	14,262/15,800	86,159/61,124
Kevin C. O’Neil	–0–	–0–	12,912/13,975	56,979/54,796
Stephen E. Myers	5,225	7,411	500/6,400	860/26,872

(1)	Based upon the closing price reported on the NYSE for the Common Stock on December 31, 2005.

	(A)	(B)	(C)
Number of Securities
Remaining Available for
	Number of Securities		Future Issuance Under
	to be Issued	Weighted-average	Equity Compensation
	Upon Exercise	Exercise Price	Plans (Excluding
	of Outstanding Options,	of Outstanding Options,	Securities Reflected
Plan Category	Warrants or Rights	Warrants or Rights	in Column (A))

Equity Compensation Plans Approved by Security Holders(1)	684,636	$9.58	1,601,832
Equity Compensation Plans Not Approved by Security Holders	–0–	–0–	–0–
Total	684,636		1,601,832

(1)	This information is as of January 31, 2006 and includes the Myers Industries, Inc. 1997 and 1999 Stock Option Plans, as well as the Myers Industries, Inc. Employee Stock Purchase Plan.
PROPOSAL NO. 3 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
   The Audit Committee appointed KPMG LLP as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements for the year ending December 31, 2005, and has appointed them for the year ending December 31, 2006. Additional information regarding the services provided to the Company by KPMG LLP during 2005 is set forth under the caption entitled “Matters Relating to the Independent Registered Public Accounting Firm,” below.
   Representatives of KPMG LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they wish and to respond to appropriate shareholder questions.
   Although shareholder ratification is not required under the laws of the State of Ohio, the appointment of KPMG LLP is being submitted to the shareholders for ratification at the Annual Meeting in order to provide a means by which the shareholders may communicate their opinion to the Audit Committee. If the shareholders do not ratify the appointment of KPMG LLP, the Audit Committee will reconsider the appointment, but is not obligated to change the appointment, and may for other reasons, be unable to make another appointment.
The Board of Directors Recommends That You Vote “For” Proposal 3
Relating to the Ratification of the Appointment of KPMG LLP
Matters Relating to the Independent Registered Public Accounting Firm
   The firm of KPMG LLP audited the books and records of the Company for the year ended December 31, 2005. The firm of Ernst &Young LLP audited the books and records of the Company for the years ended December 31, 2004 and 2003. Representatives of KPMG LLP are expected to be available at the meeting to respond to appropriate questions and will be given the opportunity to make a statement if they desire to do so.
   A description of the fees billed to the Company by KPMG LLP for the year ended December 31, 2005 is set forth in the table below. A description of the fees billed to the Company by Ernst & Young LLP for the year ended December 31, 2004 is set forth below under “Change of Independent Registered Public Accounting Firm — June 2005.”
   KPMG LLP was retained by the Audit Committee in 2005. The Audit Committee (see, “Report of Audit Committee”) reviewed the non-audit services provided by KPMG LLP during the year ended December 31, 2005, and determined that the provision of such non-audit services was compatible with maintaining the accountants’ independence.

2005

Audit Fees(1)	$1,565,000
Audit Related Fees(2)	-0-
Tax Fees(3)	56,500
Other Fees(4)	-0-

(1)	Professional fees for the audit of the annual financial statements and the review of the quarterly financial statements.

(2)	Fees for assurance and related services reasonably related to audits and reviews of benefit plans.

(3)	Professional fees for tax compliance, tax advice, and tax planning.

(4)	Fees for all other products and services.
   The Audit Committee’s Pre-Approval Policy requires the pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific range or budget. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this Policy, and the fees for the services performed to date. During 2005, all services were pre-approved by the Audit Committee in accordance with the policy. The Pre-Approval Policy is available on the Company’s website.

Change of Independent Registered Public Accounting Firm — June 2005
   The Audit Committee of the Board of Directors selects the Company’s independent registered public accounting firm. Effective on May 13, 2005, the Audit Committee appointed KPMG LLP as the Company’s independent registered public accounting firm. On June 9, 2005, KPMG LLP accepted the engagement, after completing its due diligence.
   During the years ended December 31, 2004 and 2003 and through June 9, 2005, the Company, nor anyone acting on its behalf, consulted KPMG LLP with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, or any other matters or reportable events listed in Items 304(a)(2)(i) and (ii) of Regulation S-K.
   On May 10, 2005, upon the filing of the Company’s Form 10-Q for the quarter ended March 31, 2005, E&Y completed all of its work for the Company and was no longer the Company’s independent registered public accounting firm. Prior to the Company filing the Form 10-Q for the quarter ended March 31, 2005, E&Y performed a review of the Company’s financial results for the quarter ended March 31, 2005 in accordance with the provisions of SAS 100 (AU 722), Interim Financial Information.
   On March 11, 2005, the Audit Committee determined that it would request proposals from independent registered public accounting firms for the Company’s 2005 audit. E&Y, the Company’s then independent registered public accounting firm for the year ended December 31, 2004, received a request for proposal, but notified the Company on April 13, 2005, that they declined to stand for reappointment as the Company’s independent registered public accounting firm.
   As disclosed in the Company’s Form 10-K/ A filed on May 2, 2005, management concluded that the Company’s disclosure controls and procedures were not effective as of December 31, 2004 due to material weaknesses identified in the business segment reporting process, the financial statement close process and the income tax process. E&Y issued an adverse opinion on the effectiveness of internal controls over financial reporting because of these material weaknesses as of December 31, 2004.
   E&Y’s reports on the Company’s consolidated financial statements for the years ended December 31, 2004 and 2003 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. In connection with the audits of the Company’s financial statements for each of the two years ended December 31, 2004 and 2003 and through June 9, 2005, there were no disagreements with E&Y on any matters of accounting principles or practices, financial statement disclosure or auditing scope and procedures which, if not resolved to the satisfaction of E&Y would have caused E&Y to make reference to the matter in their report.
   During the year ended December 31, 2004, and the quarter ended March 31, 2005, aggregate fees billed by E&Y were approximately $1,796,900 for work related to the audit of the Company’s financial statements for the year ended December 31, 2004, including reviews of quarterly unaudited financial statements and statutory audits of subsidiaries, their opinion on the effectiveness of internal controls over financial reporting, as well as for the review of the quarter ended March 31, 2005. In addition, the Company paid approximately $218,539 for other services provided by E&Y, related principally to tax compliance, employee benefit plan audits, acquisitions and related due diligence, and general accounting research. There were no fees billed to the Company by E&Y during this period for financial information systems design and implementation.

Performance Graph.
   Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on Myers’ Common Stock against the cumulative return of the S&P 500 Index and the S&P SmallCap 600 Index for the period of five years commencing December 31, 2000 and ended December 31, 2005.(1)
Comparison of 5 Year Cumulative Total Return
Assumes Initial Investment of $100
December 2005

	2000	2001	2002	2003	2004	2005
Myers Industries	$100.00	$104.48	$103.64	$119.11	$140.02	$161.23
S&P 500	$100.00	$88.12	$68.64	$88.32	$97.92	$100.86
S&P SmallCap 600	$100.00	$106.54	$90.95	$126.24	$154.84	$166.73

(1)	Assumes that the value of the investment in Myers Common Stock, the S&P 500 and the S&P SmallCap 600 was $100 on December 31, 2000 and that all dividends were reinvested. The Company is a member of the S&P SmallCap 600 Index. The S&P SmallCap 600 Index consists of 600 domestic stocks chosen for market size, liquidity, (bid-asked spread, ownership, share turnover and number of no trade days) and industry group representation. It is a market-value weighted index (stock price times the number of shares outstanding), with each stock’s weight in the Index proportionate to its market value.
Security Ownership of Certain Beneficial Owners and Management.
   The following table shows the number of shares of our common stock beneficially owned as of February 14, 2006(unless otherwise indicated) by:

•	each person, who, to our knowledge, beneficially owns more than 5% of our common stock;

•	each of the Company’s Directors;

•	the Chief Executive Officer and the other Named Executive Officers; and

•	all individuals who served as Directors or Named Executive Officers, as a group.
   A beneficial owner of stock is a person who has sole or shared voting power, meaning the power to control voting decisions, or sole or shared investment power, meaning the power to cause the sale of the stock. All individuals listed in the table have sole voting and investment power over the shares unless otherwise noted. The Company had no preferred stock issued or outstanding.

	Shares	Percent of
	Beneficially	Shares
	Owned	Outstanding(1)

Greater Than 5% Owners(2,3)
Mary S. Myers	5,313,967	15.3%
Stephen E. Myers(4)	2,652,720	7.7%
Dimensional Fund Advisors, Inc.	2,514,302	7.2%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401
Fidelity Management & Research Company	2,714,154	7.8%
82 Devonshire Street
Boston, Massachusetts 02109
Directors and Named Executive Officers(2,5,6)
Keith A. Brown	79,478
Karl S. Hay	18,316
Richard P. Johnston	12,043
Edward W. Kissel	9,726
Stephen E. Myers(4)	2,652,720	7.7%
John C. Orr	58,751
Richard L. Osborne	21,967
Jon H. Outcalt	36,721
Gregory J. Stodnick	53,294
Kevin C. O’Neil	16,712
All Directors and Named Executive Officers as a group (10 persons)	2,959,728	8.5%

(1)	Number of shares of Common Stock beneficially owned is reported as of February 14, 2006. Unless otherwise indicated, none of the persons listed beneficially owns one percent or more of the outstanding shares of Common Stock.

(2)	Unless otherwise noted, the beneficial owner uses the same address as the address of the principal office of the Company.

(3)	According to filings made with the SEC, this party or an affiliate has dispositive and/or voting power over the shares.

(4)	Includes 13,394 shares of Common Stock held by Mr. Myers’ spouse, for which Mr. Myers disclaims beneficial ownership.

(5)	Includes shares which the non-employee director has a right to acquire by exercising options granted under the 1992 and 1999 Plan.

(6)	The amounts shown represent the total shares of Common Stock owned by such individuals, together with shares which are issuable under currently exercisable stock options: Mr. Orr, 6,980; Mr. Stodnick, 14,262; Mr. O’Neil, 12,912; and Mr. Myers, 500.
   Section 16(a) Beneficial Ownership Reporting Compliance. Section 16(a) of the Securities Exchange Act of 1934 (“1934 Act”) requires Myers’ Directors, officers and persons who own more than ten percent of its Common Stock (“Section 16 Filers”) to file reports of ownership and changes in ownership with the SEC and to furnish Myers with copies of all such forms they file. These reports can be viewed at the Company’s website at http://www.myersind.com/section16 reports.html, or at the SEC’s website at http://www.sec.gov. Myers understands from the information provided to it by the Section 16 Filers for 2005 that they have adhered to all filing requirements applicable to the Section 16 Filers, with the exception of Mr. Johnston. Due to an administrative error, the results of two sales of Common Stock by Mr. Johnston were reported on a Form 4 filed six business days late.

   Shareholder Proposal for Inclusion in Proxy Statement. Any proposals to be considered for inclusion in the proxy statement to be provided to shareholders of Myers for its next Annual Meeting to be held in April 2007 may be made only by a qualified shareholder and must be received by Myers no later than November 20, 2006.
   The enclosed proxy card grants the proxy holders discretionary authority to vote on any matter raised at the Annual Meeting. If a shareholder intends to submit a proposal at the Company’s 2007 Annual Meeting of Shareholders which is not eligible for inclusion in the Proxy Statement relating to the meeting, and the shareholder fails to give the Company notice in accordance with the requirements set forth in the 1934 Act no later than February 1, 2007, then the proxy holders will be allowed to use their discretionary authority if a proposal is properly raised at the Company’s Annual Meeting in 2007.
   The submission of such a notice does not ensure that a proposal can be raised at the Company’s Annual Meeting.
   No Incorporation by Reference. The Compensation Committee Report, the Audit Committee Report (including reference to the independence of the Audit Committee members), and the stock price Performance Graph, are not deemed filed with the SEC or subject to the liabilities of Section 18 of the 1934 Act, and shall not be deemed incorporated by reference into any prior or future filings made by the Company under the 1933 Act, or the 1934 Act, except to the extent that the Company specifically incorporates such information by reference.
   Cost of Proxy Solicitation. The accompanying proxy is solicited by and on behalf of the Board of Directors of Myers, whose notice of meeting is attached to this Proxy Statement, and the entire cost of such solicitation will be borne by Myers. In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telegram by directors, officers and employees of Myers. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and Myers will reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith.
   Copy of the Form 10-K. The Company will mail without charge, upon written request, a copy of the Company’s Annual report on Form 10-K for the year ended December 31, 2005, including the consolidated financial statements, schedules and list of exhibits, and any particular exhibit specifically requested. Requests should be sent to: Myers Industries, Inc., 1293 South Main Street, Akron, Ohio 44301, Attn: Investor Relations. The Annual Report on Form 10-K is also available at http://www.myersind.com and at the SEC’s website at http://www.sec.gov.
   Notice Regarding Delivery of Security Holder Documents. The SEC now permits companies to send a single set of annual disclosure documents to any household at which two or more stockholders reside, unless contrary instructions have been received, but only if the company provides advance notice and follows certain procedures. In such cases, such stockholders continue to receive a separate notice of the meeting and proxy card. This “householding” process reduces the volume of duplicate information and reduces printing and mailing expenses. The Company has not instituted householding for shareholders of record; however, a number of brokerage firms may have instituted householding for beneficial owners of the Company’s shares of Common Stock held through such brokerage firms. If your family has multiple accounts holding shares of Common Stock of the Company, you already may have received householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of the annual disclosure documents. The broker will arrange for delivery of a separate copy of this Proxy Statement or the Company’s Annual Report promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

PROXY

MYERS INDUSTRIES, INC.	SOLICITED BY THE BOARD OF DIRECTORS

GREGORY J. STODNICK, KEVIN C. O’NEIL, or either of them, with full power of substitution, are hereby authorized to represent the undersigned and to vote all Common Stock of the undersigned in MYERS INDUSTRIES, INC. (“Company”) at the Annual Meeting of Shareholders of said Company to be held on April 25, 2006, and any adjournment(s) thereof with respect to the following matters:

1.	To elect the following nine Directors:

Keith A. Brown, Vincent C. Byrd, Karl S. Hay, Richard P. Johnston, Edward W. Kissel,

Stephen E. Myers, John C. Orr, Richard L. Osborne, and Jon H. Outcalt

☐ For All Nominees ☐ Withhold Authority
☐ For All Except:

(Instruction: To withhold authority to vote for any individual nominee write that nominee’s name on the line above.)

2.	To approve amendments to the Company’s 1999 Stock Plan.

☐ For                 ☐ Against                 ☐ Abstain

(Continued and to be signed on reverse side)

(Continued from other side)

3.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2006.

☐ For                 ☐ Against                 ☐ Abstain

4.	Such other business as may properly may come before the meeting or any adjournments thereof, all in accordance with the notice of this meeting and the accompanying proxy statement, receipt of which is acknowledged.

THIS PROXY WILL BE VOTED FOR THE DIRECTORS NOMINATED AND FOR THE APPROVAL OF ITEMS 2 AND 3, UNLESS A CONTRARY VOTE IS INDICATED, IN WHICH CASE THE PROXY WILL BE VOTED AS DIRECTED.

     Please sign exactly as indicated, date, and return promptly in the enclosed envelope.

DATED:	, 2006